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                                                                    EXHIBIT 14.1

                                VCA ANTECH, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

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                                VCA ANTECH, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                TABLE OF CONTENTS

Forward.........................................................................
Introduction....................................................................   1

Compliance with Laws............................................................   3
         Antitrust Laws.........................................................   3

Conflicts of Interest...........................................................   3
         Doing Business with Family Members.....................................   4
         Ownership in Other Businesses..........................................   5
         Service on Boards......................................................   5
         Business Opportunities.................................................   6

Gifts and Entertainment.........................................................   6
         Accepting Gifts and Entertainment......................................   6
         Giving Gifts and Entertaining..........................................   7

Fair Dealing....................................................................   7

Securities Laws and Insider Trading.............................................   7

Responding to Inquiries from the Press and Others...............................   9

Political Activity..............................................................   9

Safeguarding Corporate Assets...................................................   9

Equal Employment Opportunity and Anti-Harassment................................  10

Health, Safety and the Environment..............................................  11

Accuracy of Company Records.....................................................  11

Record Retention................................................................  12

Administration and Enforcement of the Code......................................  12

Asking for Help and Reporting Concerns..........................................  14

NOTE: This Code and related policies are current as of March 8, 2004. In adopting and publishing these guidelines, you should note that (1) in some respects our policies may exceed minimum legal requirements or industry practice, and (2) nothing contained in this Code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

To obtain additional copies of this Code, you may contact THE CORPORATE HUMAN RESOURCES DEPARTMENT or access it from the web at http://www.investor.vcaantech. com.

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INTRODUCTION

         All of our employees, officers and directors must read and use this Code of Conduct to ensure that each business decision follows our commitment to the highest ethical standards and the law. Adherence to this Code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, shareholders, employees and communities.

         It is the responsibility of every one of us to comply with all applicable laws and regulations and all provisions of this Code and the related policies and procedures. Each of us must report any violations of the law or this Code. Failure to report such violations, and failure to follow the provisions of this Code may have serious legal consequences and will be disciplined by the company.

         This Code summarizes certain laws and the ethical policies that apply to all of our employees, officers and directors. Several provisions in this Code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within our company. If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. Even if these policies do not apply directly to you, you are encouraged to read and understand the spirit of the Code. If you have questions as to whether any detailed policies apply to you, contact your immediate supervisor or our compliance officers, Tomas Fuller and Michael W. Everett.

         Situations that involve ethics, values and violations of certain laws are often very complex. No single Code of conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this Code entitled "Administration of the Code" and "Asking for Help and Reporting Concerns." The thrust of our procedures is WHEN IN DOUBT, ASK. If you do not understand a provision of this Code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this Code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your immediate supervisor or our compliance officer. We believe that there are few situations that cannot be resolved if you discuss them with your immediate supervisor or our compliance officer in an open and honest manner. In the event that a situation arises that you cannot resolve through discussion with your immediate supervisor, we have a process in place to ensure you can communicate your situation and get a resolution with the appropriate level of management. Please refer to the section entitled "ASKING FOR HELP AND REPORTING CONCERNS".

         After reading this Code, you should:

   -     Have a thorough knowledge of the Code's terms and provisions.

   -     Be able to recognize situations that present legal or ethical dilemmas.

   - Be able to deal effectively with questionable situations in conformity with this Code.

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     In order to be able to accomplish these goals, we recommend that you take the following steps:

     -   Read the entire Code of conduct thoroughly.

     - If there are references to more detailed policies that are not contained in this Code, obtain and read those policies if they apply to you.

     - Think about how the provisions of this Code apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions.

     - If you have questions, ask your immediate supervisor or our compliance officer.

     When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

     -   Is the action legal?

     -   Does the action comply with this Code?

     - How will your decision affect others, including our customers, shareholders, employees and the community?

     - How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

     - How would you feel if your decision were made public? Could the decision be honestly explained and defended?

     - Have you contacted your immediate supervisor or our compliance officer regarding the action?

To reiterate, WHEN IN DOUBT, ASK.

         Please note that this Code is not an employment contract and does not modify the employment relationship between us and you. We do not create any contractual or legal rights or guarantees by issuing these policies, and we reserve the right to amend, alter and terminate policies at any time and for any reason.

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COMPLIANCE WITH LAWS

         First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business. Although we address several important legal topics in this Code, we cannot anticipate every possible situation or cover every topic in detail. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this Code. You may report such violations by following the compliance procedures contained in the section of the Code entitled "Asking for Help and Reporting Concerns."

Antitrust Laws

         Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. Accordingly, it is important to avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers and any other proprietary or confidential information.

         Be aware that unlawful agreements need not be written. They can be based on informal discussions or the mere exchange of information with a competitor. If you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once.

         Whenever any question arises as to application of antitrust laws, you should consult with our Compliance Officer, and any agreements with possible antitrust implications should be made only with the prior approval of legal counsel.

CONFLICTS OF INTEREST

         All of us must be able to perform our duties and exercise judgment on behalf of our company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when our loyalty to our company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. We should all be aware of any potential influences that impact or appear to impact our loyalty to our company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of our company.

         Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to your immediate supervisor or our compliance officer. Any activity that is approved, despite the actual or apparent conflict, must be documented. Except for our executive officers, a potential conflict of interest involving an officer with the title of Vice President and above must be approved by our compliance officer. A potential conflict of interest involving an executive officer or a director must be approved by our Board of Directors unless it also constitutes a "related party transaction" under the rules and regulation of the Securities and

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Exchange Commission. If a potential conflict of interest involving an executive officer or a director also constitutes a "related party transaction," the transaction must be approved by our Audit Committee.

         It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

         -        Doing business with family members

         - Having a financial interest in another company with whom we do business

         -        Taking a second job

         -        Managing your own business

         -        Serving as a director of another business

         -        Being a leader in some organizations

         - Diverting a business opportunity from our company to another company

Doing Business with Family Members

         A conflict of interest may arise if family members work for a supplier, customer or other third party with whom we do business. It also may be a conflict if a family member has a significant financial interest in a supplier, customer or other third party with whom we do business. Before doing business on our behalf with an organization in which a family member works or has a significant financial interest, an employee must disclose the situation to his or her immediate supervisor, or our compliance officer, and discuss it with them. Document the approval if it is granted. If the only interest you have in a customer or supplier is because a family member works there, then you do not need to disclose the relationship or obtain prior approval unless you deal directly with the customer or supplier.

"Family members" include your:

                  -   Spouse            -   Brothers or sisters

                  -   Parents           -   In-laws

                  -   Children          -   Life partner

         Employing relatives or close friends who report directly to you may also be a conflict of interest. Although our company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship.

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Ownership in Other Businesses

         Our investments can cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with us or seeks to do business with us. You also should not own a significant financial interest in any of our competitors. If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by your immediate supervisor, our chief executive officer, the compliance officer or our audit committee prior to the transaction.

         Notwithstanding the foregoing, non-employee directors of our company and their family members may have significant financial interests in or be affiliates of suppliers, customers, competitors and third parties with whom we do business or propose to do business. However, a director must:

         - disclose any such relationship promptly after the director becomes aware of it,

         - remove himself or herself from any Board activity that directly impacts the relationship between our company and any such company with respect to which the director has a significant financial interest or is an affiliate, and

         - obtain prior approval of the Board of Directors or its designated committee for any transaction of which the director is aware between our company and any such company.

Service on Boards

         Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict. Before accepting an appointment to the board or a committee of any organization whose interests may conflict with our company's interests, you must discuss it with our compliance officer and obtain his approval. This rule does not apply to non-employee directors of our company.

Outside Employment

         Sometimes our employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services. This kind of work does not in and of itself violate our code. However, the second job must not interfere with your ability to devote the time and effort needed to fulfill your duties to us as our employee. Subject to applicable state law, you cannot engage in any outside activity that causes competition with us or provides assistance to our competitors or other parties (such as suppliers) with whom we regularly do business. You should avoid outside activities that embarrass or discredit us.

         If you are unsure whether a conflict of interest may result if you engage in a second line of work, you should disclose your plans to your immediate supervisor or our compliance officer to confirm that the proposed activity is not contrary to our best interests. You may also contact

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our Human Resources Department for more information about our policies concerning outside employment.

Business Opportunities

         Business opportunities relating to the kinds of products and services we usually sell or the activities we typically pursue that arise during the course of your employment or through the use of our property or information belong to us. Similarly, other business opportunities that fit into our strategic plans or satisfy our commercial objectives that arise under similar conditions also belong to us. You may not direct these kinds of business opportunities to our competitors. You may not direct these kinds of business opportunities to other third parties or to other businesses that you own or are affiliated with without the prior approval of our compliance officer.

Loans

         Unlawful extensions of credit by our company in the form of personal loans to our executive officers and directors are prohibited. All other loans by our company to, or guarantees by our company of obligations of, officers with the title of Vice President or above must be made in accordance with established company policies approved by our board of directors or its designated committee.

GIFTS AND ENTERTAINMENT

         We understand that on occasion you may give or receive gifts and invitations to entertainment events in the everyday course of doing business. Accepting or giving gifts or entertainment, however, may create the appearance of impropriety. We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Misunderstandings can usually be avoided by conduct that makes clear that our company conducts business on an ethical basis and will not seek or grant special considerations.

Accepting Gifts and Entertainment

         You should never solicit a gift from those with whom we do business. You may not accept gifts of cash or cash equivalents.

         You may accept novelty or promotional items or modest gifts related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, if:

         -        this happens only occasionally;

         -        the gift was not solicited;

         -        the gift is not overly lavish or extravagant.

         You may accept an occasional invitation to a sporting activity, entertainment or meal if

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         -        there is a valid business purpose involved;

         -        this happens only occasionally;

         -        the event is not overly lavish or extravagant.

Giving Gifts and Entertaining

         Reasonable gifts and entertainment for customers, potential customers and other third parties with whom we do business are permitted. However, any gift or entertainment must

         -        support our company's legitimate business interests

         -        be reasonable and customary, not lavish or extravagant

         Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made.

         If you are not sure whether a specific gift or entertainment is permissible, contact your immediate supervisor or our compliance officer.

FAIR DEALING

         We have built a reputation as a trustworthy and ethical member of our community and our industry. We are committed to maintaining the highest levels of integrity and fairness within our company. When we fail to negotiate, perform or market in good faith, we may seriously damage our reputation and lose the loyalty of our customers. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

SECURITIES LAWS AND INSIDER TRADING

         Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our stock and other publicly traded securities. Regardless of your position with us, if you are aware of what is known as "material inside information" regarding our company, business, affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our stock or other publicly-traded securities until the material inside information is known not only by individuals within our company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

         "Material inside information" is any information concerning us that is not available to the general public and which an investor would likely consider to be important in making a decision

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whether to buy, sell or hold our stock or other securities. A good rule of thumb to determine whether information about us is material inside information is whether or not the release of that information to the public would have an effect on the price of our stock. Examples of material inside information include information concerning earnings estimates, changes in previously released earnings estimates, interim financial data including operating statements and same-store sales statistics, a pending stock split, dividend changes, significant merger, acquisition or disposition proposals, major litigation, the loss or acquisition of a major contract and major changes in our management. Material inside information is no longer deemed "inside" information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such inside information with the Securities and Exchange Commission, or the printing of such information in The Wall Street Journal or other publications of general circulation, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

         In addition to being prohibited from buying or selling our stock or other publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if you acquire material inside information about another company due to your relationship with us, you may not buy or sell that other company's stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.

         The following are general guidelines to help you comply with our insider trading policy:

     - Do not share material inside information with people within our company whose jobs do not require them to have the information.

     - Do not disclose any non-public information, material or otherwise, concerning our company to anyone outside our company unless required as part of your duties and the person receiving the information has a reason to know the information for company business purposes.

     - If you have material inside information regarding us, or regarding any other publicly traded company that you obtained from your employment or relationship with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other company's securities, until such information is publicly disclosed and sufficiently disseminated into the marketplace.

         Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

         Our company's policy also prohibits short-selling our company common stock or engaging in derivative-type transactions in our company common stock (such as puts, calls, options and the like).

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         For more information about our policies concerning the securities laws, you should refer to our more detailed Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. Our directors, executive officers, and certain other designated employees are also subject to a Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons. These policies are available from our compliance officer. If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact the our compliance officer.

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

         Our company is subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss our company with the news media, securities analysts and investors. All inquiries from outsiders regarding financial or other information about our company should be referred to the Chief Financial Officer.

         For more information about our policy concerning press and other inquiries, you should refer to our policy on Unauthorized Disclosure of Information included in our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others.

POLITICAL ACTIVITY

         We will fully comply with all political contribution laws. Our funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, state or local) unless such contribution is permitted by law and complies with our company policy. Please contact our compliance officer to determine whether a specific company contribution is permitted.

         It is against our policy for you to lobby our other employees on behalf of a political candidate during the work day. It is also against our policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions, including contributions to political action committees.

SAFEGUARDING CORPORATE ASSETS

         We have a responsibility to protect company assets entrusted to us from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if it is

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occasional, there is no significant added cost to us, it does not interfere with your work responsibilities and is not related to an illegal activity or outside business. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor.

         It is also important that you protect the confidentiality of Company information. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the company, or would be helpful to competitors. Proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs.

         Our business relations are built on trust, and our customers and suppliers count on that trust. If you learn information from them that is not otherwise public, you should keep that information confidential also.

         We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, you may not post any information about the company including comments about our products, stock performance, operational strategies, financial results, customers or competitors, even in response to a false statement or question. This applies whether you are at work or away from the office. Our company owns all e-mail messages that are sent from or received through the company's systems. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

EQUAL EMPLOYMENT OPPORTUNITY AND ANTI-HARASSMENT

         We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), sexual orientation, national origin, age, physical or mental disability, veteran status, family leave status or any characteristic protected by law. We will attempt to protect employees from discrimination or harassment by anyone - managers, supervisors, co-workers, vendors or our customers. Our anti-discrimination policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should immediately notify your immediate supervisor, lab or hospital manager, Regional Manager or the Corporate Human Resources Department.

         Not only do we forbid unlawful discrimination, we take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law.

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         The Corporate Human Resources Department has been assigned specific responsibilities for implementing and monitoring affirmative action and other equal opportunity programs. One of the tenets of this Code, however, is that all employees are accountable for promoting equal opportunity practices within our company. We must do this not just because it is the law, but because it is the right thing to do.

         For more information concerning our anti-discrimination and anti-harassment policies, you should refer to our Employee Handbook. We will not retaliate against any employee for filing a good faith complaint under our anti-discrimination and anti-harassment policies or for cooperating in an investigation and will not tolerate or permit retaliation by management, employees or co-workers. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential. If an investigation confirms harassment or discrimination has occurred, the Company will take corrective action against the offending individual, including such discipline up to and including immediate termination of employment, as appropriate.

HEALTH, SAFETY AND THE ENVIRONMENT

         We are committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.

         We believe that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions.

         Our full Health and Safety Policy is contained in our Employee Handbook, which is available from the Corporate Human Resources Department.

         You also have an obligation to carry out company activities in ways that preserve and promote a clean, safe, and healthy environment. You must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

         The consequences of failing to adhere to environmental laws and policies can be serious. Our company, as well as individuals, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. You should make every effort to prevent violations from occurring and report any violations to your immediate supervisor or our compliance officer.

BUSINESS COMMUNICATIONS AND COMPANY RECORDS

                  Accurate and reliable business records are of critical importance in meeting our financial, legal and business obligations. All business communications and records should be clear, truthful and accurate. Employees responsible for maintaining the company's financial

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records must do so in accordance with applicable legal requirements and generally accepted accounting principles. If you are become aware of any omission, inaccuracy or falsification regarding the company's business records or the information supporting such records, bring the situation to the attention of the appropriate member of the company's finance staff or our chief executive officer. In addition, you may submit your concern on an ANONYMOUS BASIS to the members of our audit committee by the following methods:

                  HOTLINE TELEPHONE: 800-664-0689

                  E-MAIL: WOOF@OPENBOARD.INFO

                  WEB INTERFACE: GO TO HTTP://WWW.OPENBOARD.INFO/WOOF

         Calls and e-mails to the anonymous tip hotline go to an independent third party who transcribes your comments and forwards them to the Audit Committee of the Board of Directors, the members of which are independent and are not employed by us. Anonymity is assured.

         Business communications and records often become public through litigation, investigation or the media. For these reasons, company employees must avoid the use of exaggeration, colorful language, legal conclusions and derogatory characterizations of other persons or companies in company communications. This applies to communications of all kinds, including email, voicemail and "internal memorandum," regardless of intended distribution.

RECORD RETENTION

         Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations. From time to time we are involved in legal proceedings that may require us to make some of our records available to third parties. Our legal counsel will assist us in releasing appropriate information to third parties and provide you (or your immediate supervisor) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of our records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact the Legal Department and you must retain all records that may pertain to the investigation or be responsive to the subpoena.

ADMINISTRATION AND ENFORCEMENT OF THE CODE

Distribution

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         All of our directors, officers and employees will receive a copy of this Code when they join our company. Updates of the Code will be distributed to all directors, officers and employees.

Role of Supervisors and Officers

         Supervisors and officers have important roles under this Code and are expected to demonstrate their personal commitment to this Code by fostering a workplace environment that promotes compliance with the Code and by ensuring that employees under their supervision participate in our company's compliance training programs.

Reporting Violations

         All employees are obliged to report violations of this Code or the law and to cooperate in any investigations into such violations. We prefer that you give your identity when reporting violations, to allow the company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing this Code. However, you may anonymously report violations.

Investigations

         The responsibility for administering this Code, investigating violations of this Code and determining corrective and disciplinary action rests with our compliance officers. This responsibility includes, but is not limited to, applying this Code to specific situations in which questions may arise and interpreting the standards set forth in this Code in a particular situation. Our accounting and human resources departments also may conduct or manage investigations as deemed appropriate on behalf of our compliance officers.

         An investigation will be promptly initiated following any credible indication that a breach of law or this Code may have occurred. Appropriate corrective action will also be initiated as we deem necessary, which may include notifying appropriate authorities. For more information about our procedures in dealing with violations or suspected violations of this Code and our other policies and procedures, you should refer to our Employee Handbook.

Disciplinary Action

         If you violate any provision of this Code, you may be subject to disciplinary action, up to and including discharge. The Company strives to impose discipline for each Code violation such that the disciplinary action fits the nature and particular facts of the violation. We use a system of progressive discipline to do so, whereby we will generally issue warnings or letters of reprimand for less significant, first-time offenses. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards, or a combination of these actions. Termination of employment is generally reserved for conduct such as theft or other violations amounting to a breach of trust, or for cases where a person has engaged in multiple violations. Please be aware that we may seek civil remedies from you, and, if your violation results in monetary loss to us, you may be required to reimburse us for that loss.

         If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in our investigation and any resulting disciplinary action.

         Code violations are not the only basis for disciplinary action. We have additional policies and procedures governing conduct.

No Retaliation

         We will not retaliate against anyone who, in good faith, notifies us of a possible violation of law or this Code, nor will we tolerate any harassment or intimidation of any employee who reports a suspected violation. In addition, there are federal "whistleblower" laws that are designed to protect employees from discrimination or harassment for providing information to us or governmental authorities, under certain circumstances, with respect to certain laws such as those governing workplace safety, the environment, securities fraud and federal law relating to fraud against shareholders.

Approvals

         Approvals required under this Code should be documented.

Waivers

         Any request for a waiver of this Code must be submitted in writing to our Chief Executive Officer who has authority to decide whether to grant a waiver. However, a waiver of any provision of this Code for a director or an executive officer must be approved by our Board of Directors and will be promptly disclosed to the extent required by law or regulation.

Certifications

         All new employees must sign a certificate confirming that they have read and understand this Code. We will also require an annual certification of compliance with the Code by all officers with the title of Vice President or above. However, failure to read the Code or sign a confirmation certificate does not excuse you from complying with this Code.

ASKING FOR HELP AND REPORTING CONCERNS

         We take this Code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong. That's why we encourage open communication. WHEN IN DOUBT, ASK. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this Code has occurred:

     - You should talk with your immediate supervisor. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant.

     - If you are uncomfortable talking with your immediate supervisor, you may also contact any manager in our company with whom you feel comfortable, the Corporate Human Resources Department, our compliance officer, or any executive at the corporate office.

     - In addition, if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer or Chief Executive Officer. In addition, you may submit your concern or complaint, on an anonymous basis, to the Audit Committee of our Board of Directors by calling the toll free number 1.800.664.0689 or by sending an anonymous e-mail to WOOF@openboard.info. The web interface for our anonymous tip hotline is http://www.openboard.info.WOOF. Calls and e-mails to the anonymous tip hotline go to an independent third party who transcribes your comments and forwards them to the Audit Committee of the Board of Directors, the members of which are independent and are not employed by us. Anonymity is assured.

                                VCA ANTECH, INC.

                              HELPFUL PHONE NUMBERS

Compliance Officers                 Tomas Fuller              310.571.6505

                                                              Tom.fuller@vcamail.com

                                    Michael W. Everett        310.571.6638

                                                              Michael.everett@vcamail.com

Chief Executive Officer             Bob Antin                 310.571.6500

Chief Operating Officer             Art Antin                 310.571.6500

                                                              Art.antin@vcamail.com

Chief Financial Officer             Tomas Fuller              310.571.6505

                                                              Tom.fuller@vcamail.com

VCA Legal Department                Michael W. Everett        310.571.6638

                                                              Michael.everett@vcamail.com

                                    Rachael Jeck              310.571.6577

                                                              Rachael.jeck@vcamail.com

VCA Corporate Human Resources       Fran Veltre               310.571.6511

                                                              Fran.veltre@vcamail.com

                            ANONYMOUS TIP PROCEDURES

                     (FOR ACCOUNTING AND AUDIT MATTERS ONLY)

Calls and e-mails to the anonymous tip hotline go to an independent third party who transcribes your comments and forwards them to the Audit Committee of the Board of Directors, the members of which are independent and are not employed by us. Anonymity is assured.

ANONYMOUS TIP HOTLINE:                   800-664-0689

ANONYMOUS TIP E-MAIL ADDRESS             WOOF@OPENBOARD.INFO

ANONYMOUS TIP WEB INTERFACE:             HTTP://WWW.OPENBOARD.INFO/WOOF

                            CONFIRMATION CERTIFICATE

         I have been provided with a copy of the Code of Business Conduct and Ethics of VCA ANTECH, INC.. I acknowledge that I have read the Code and understand my responsibilities under it. I further acknowledge that I should follow the compliance procedures described in the Code if I have any questions or concerns.

                                    Signature:__________________________________

                                    Print Name:_________________________________

                                    Date:_______________________________________

                                     - 3 -